UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 14, 2006

NEWPORT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-01649	94-0849175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 Deere Avenue, Irvine, California	92606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 863-3144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 14, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Newport Corporation (the “Company”) established a target cash bonus amount and performance measures and targets for each of the Company’s executive officers under the Company’s annual incentive program for 2006. The target cash bonus amount for each of the Company’s executive officers, which is a percentage of base salary (ranging from 50% to 100%), was determined by the Compensation Committee based on the salary level and position of such officer within the Company. Seventy percent (70%) of the incentive is based on financial performance measures for the Company, and thirty percent (30%) is based on individual non-financial goals.

The financial performance measures for each executive vary based upon such executive’s potential impact on the Company’s operating and financial performance, but include one or more of the following measures: earnings per share, worldwide operating income, worldwide sales, divisional operating income and divisional sales. For each financial measure, minimum, target and maximum performance targets are set, corresponding to achievement levels of 50%, 100% and 200%, respectively. The non-financial goals for each executive are tied to such executive’s potential contributions to the achievement of certain business objectives of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 21, 2006	NEWPORT CORPORATION

	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne Senior Vice President, General Counsel and Corporate Secretary